UJB FINANCIAL CORP.                                                                 Exhibit (11)
COMPUTATION OF NET INCOME PER COMMON SHARE
(dollars in thousands, except per share data)


                                        Six Months Ended      Three Months Ended
                                            June 30,              June 30,
                                      -------------------   ---------------------
                                        1995      1994        1995        1994
                                      --------- ---------   ---------   ---------
Average number of common
  shares outstanding
  (in thousands) (A)                    55,257    54,506      55,374      54,610
                                      ========= =========   =========   =========

Net income                             $80,323   $57,256     $40,336     $28,696

  less:  Preferred dividends               932       900         458         450
                                      --------- ---------   ---------   ---------
Net income available to
  common shareholders (B)              $79,391   $56,356     $39,878     $28,246
                                      ========= =========   =========   =========

Net income per common share (B)/(A)      $1.44     $1.03       $0.72       $0.52
                                      ========= =========   =========   =========

Note:  The dilutive effect of common stock equivalents in 1995 and 1994 was not material for all periods shown.